SUPPLEMENT ADDING THE SMALL CAP EQUITY INDEX FUND

AND 2060 RETIREMENT FUND TO

INVESTMENT ADVISORY AGREEMENT

Supplement made as of this 8th day of November, 2017, by and between Mutual of America Capital Management LLC, a Delaware company (the “Adviser”), formerly known as Mutual of America Capital Management Corporation, and Mutual of America Investment Corporation, a Maryland corporation (the “Company”), supplementing and amending the investment advisory agreement dated the 21st day of April, 1993, as previously supplemented, by and between the Adviser and the Company (the “Investment Advisory Agreement”).

WITNESSETH

WHEREAS, the Company desires the Adviser to provide investment advisory services with respect to the management of the assets of the Small Cap Equity Index Fund of the Company and the 2060 Retirement Fund of the Company, in the manner and on the terms hereinafter provided, and the Adviser has agreed to provide such services.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Investment Advisory Agreement is hereby supplemented as follows:

1. Engagement of Investment Advisory Services. The Company authorizes the Adviser to provide investment advisory and management services for the Small Cap Equity Index Fund, in the manner described in the Investment Advisory Agreement; and for the 2060 Retirement Fund, in the manner described in the Investment Advisory Agreement for the other Retirement Funds.

2. Advisory Fee. Paragraph 6 of the Investment Advisory Agreement is amended to read in its entirety as follows:

6. Compensation. As compensation for its investment advisory services to the Company, the Adviser shall receive an amount calculated as a daily charge at the annual rates of 0.075% of the value of the net assets of each of the Equity Index Fund, Small Cap Equity Index Fund, and Mid-Cap Equity Index Fund, 0.15% of the value of the net assets of the Money Market Fund, 0.40% of the value of the net assets of the All America Fund, Bond Fund, Mid Term Bond Fund, and Composite Fund, 0.75% of the value of the net assets of the International Fund, and 0.05% of the value of the net assets of each Retirement Fund (computed in accordance with the Investment Company Act and the Registration Statement). As compensation for its investment advisory service to the Allocation Funds, the Adviser shall receive no additional compensation from the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Supplement to the Investment Advisory Agreement by their duly authorized officers as of the date first written above.

MUTUAL OF AMERICA CAPITAL MANAGEMENT LLC		MUTUAL OF AMERICA INVESTMENT CORPORATION

By:	/s/ Amir Lear	By:	/s/ James J. Roth
	Amir Lear		James J. Roth
	Chairman and Chief Executive Officer		Chairman, President and Chief Executive Officer